Exhibit 99.1

Investor Contact:  Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES INC. ANNOUNCES PRICING OF
$102.1 MILLION OF SERIES D PREFERRED STOCK

CHATTANOOGA, Tenn. (October 13, 2010) – CBL & Associates Properties, Inc. (NYSE: CBL) announced today that it has priced an underwritten public offering of 4,400,000 depositary shares, each representing 1/10th of a share of its 7.375% Series D Cumulative Redeemable Preferred Stock with a liquidation preference of $25.00 per depositary share.  The Company also granted the underwriters of the offering a 30-day option to purchase up to an additional 660,000 depositary shares to cover over-allotments, if any.  Following completion of this offering (without giving effect to any exercise of the underwriters' option to purchase additional depositary shares), the Company will have 17,700,000 depositary shares outstanding, each representing 1/10th of a share of its 7.375% Series D Cumulative Redeemable Preferred Stock. The securities are redeemable at liquidation preference, plus accrued and unpaid dividends, at any time at the option of the Company. These securities have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the Company.

The depositary shares were priced at $23.1954 per share including accrued dividends equating to a yield of 7.949%. The Company intends to use the estimated net offering proceeds of $98.6 million to reduce outstanding borrowings under its credit facilities and for general corporate purposes. The offering is expected to close on October 18, 2010, subject to customary closing conditions.

Wells Fargo Securities, LLC is serving as the sole book-running manager of the offering.

This offering is being made pursuant to an effective registration statement filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The offering may be made only by means of a prospectus and related prospectus supplement. Copies of the prospectus supplement and accompanying prospectus relating to these securities, when available, may be obtained from Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn: Syndicate Operations, 1-800-326-5897, email: prospectus.specialrequests@wachovia.com.

About CBL & Associates Properties, Inc.
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 160 properties, including 85 regional malls/open-air centers. The properties are located in 28 states and total 85.9 million square feet including 2.8 million square feet of non-owned shopping centers managed for

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CBL Announces Pricing of $102.1 Million of Series D Preferred Stock

October 13, 2010

third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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